UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K


        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                            AND EXCHANGE ACT OF 1934


                         Commission File Number 0-16852

                         Date of Report: August 5, 1999



                               KOMAG, INCORPORATED
                                  (Registrant)



                      Incorporated in the State of Delaware
                I.R.S. Employer Identification Number 94-2914864
               1704 Automation Parkway, San Jose, California 95131
                            Telephone: (408) 576-2000


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ITEM 5:  OTHER EVENTS

The Company issued the following press release on August 5, 1999:

                       Komag Announces Management Changes


FOR IMMEDIATE RELEASE

San Jose, California (August 5, 1999): Komag, Incorporated (Nasdaq: KMAG), the world's largest independent supplier of thin-film media for computer hard disk drives, today announced the appointment of Thian Hoo (T.H.) Tan as president and chief executive officer. The company also announced the retirement of cofounders Stephen C. Johnson, its former president and chief executive officer, and Dr. Tu Chen, its former chairman of the board.

The board of directors selected T.H. Tan as the company's new president and chief executive officer based on his extensive manufacturing background at both Komag and other high technology companies. During his ten-year tenure at Komag he has been personally responsible for the formation and start-up of the company's world-class manufacturing facilities in both the United States and Malaysia. The intense pricing pressures in the data storage industry have made technology leadership a necessary, but not sufficient, condition for success in the disk business.

"Given T.H.'s background and experience the board is delighted that he has accepted this new challenge," said Michael Splinter, board member and senior vice president and general manager of the technology and manufacturing group at Intel Corporation.

"Steve Johnson provided dynamic leadership while Tu Chen guided the technology vision of the company since its founding in 1983. The company is deeply indebted to the substantial contributions of these two industry pioneers," said Chris Eyre, longtime Komag board member.

"Komag has leadership technology, a strong management team, high quality products and manufacturing capacity in cost-advantaged locations. We are the largest independent disk producer in the world and are regarded as a capable, high quality supplier by our key customers. Our goal is to extend our leadership position, to overcome difficult market conditions, and to restore the company to financial health," said Tan.

"Our future success will depend on manufacturing excellence and leveraging technology to lower product costs to levels that stimulate new applications. With our large installed capacity base in Malaysia we are positioned to have the lowest cost structure in the industry. We've taken the first step to more fully utilize these low cost facilities by shifting large-scale production from our U.S. operation to our three Malaysian factories.

Our U.S. resources will now focus on the design and development of new processes and products to meet customer needs and the industry demands for lower cost storage solutions. Under my leadership we will manage company resources tightly, actively pursue new customer partnerships and evaluate opportunities to effect changes in the structure of the media industry," said Tan.

Forward-Looking Statements:

This release contains forward-looking statements, including statements related to executive management changes and the company's ability to deliver leadership products based on its process technologies, achieve low manufacturing costs, influence the structure of the media industry, and create new customer partnerships.

While this outlook represents Komag's current judgment on the future direction of the business, actual results may differ materially from any future performance suggested above. Recent actions taken to restructure its operations might disrupt the company's ability to execute against customer obligations and operational improvement. Such failures to execute would jeopardize the anticipated improvements in the company's financial performance. Due to the volume purchase agreement with WDC, the company's results continue to remain highly dependent on the relative success of WDC in the data storage market. Other risk factors that may affect the company's financial performance are listed in the company's various SEC filings, including its Form 10-K for the year ended January 3, 1999. The company undertakes no obligation to publicly release any revisions to these forward-looking statements.

About Komag:

Founded in 1983, Komag, Incorporated has produced over 400 million thin-film disks, the primary storage medium for digital data used in computer disk drives. The company is well-positioned as the broad-based strategic supplier of choice for the industry's leading disk drive manufacturers. Through its highly automated factories in the United States, Japan and Southeast Asia, Komag provides high quality, leading-edge disk products at a low overall cost of ownership. These attributes enable Komag to partner with customers in the execution of their time-to-market design and time-to-volume manufacturing strategies.

For  more  information  about  Komag,   visit  Komag's  Internet  home  page  at
http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at 888-66-KOMAG or 408-576-2901.


Contact:          KOMAG, INCORPORATED, San Jose, CA
                  William L. Potts, Jr. at (408) 576-2053 or
                  Ted Siegler at (408) 576-2209
                  E-mail communications:  ir_web@komag.com

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 6, 1999.


                               KOMAG, INCORPORATED
                                  (Registrant)



DATE:  August 6, 1999                      BY:  /s/ William L. Potts, Jr.
     -------------------                      ----------------------------
                                                 William L. Potts, Jr.
                                                 Senior Vice President and
                                                 Chief Financial Officer